.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
INCREASES SECOND QUARTER CASH DIVIDEND

Atlanta, GA (April 17, 2015) – Fidelity Southern Corporation (NASDAQ: LION) announced that the Corporation declared a quarterly cash dividend of $.10 per share on its Common Stock, an increase of $.01. This dividend is payable May 14, 2015, to shareholders of record on May 1, 2015.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and trust services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.